Exhibit 3.2

Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “FIDELITY SOLANA FUND”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF MARCH, A.D. 2025, AT 4:30 O`CLOCK P.M.

10138042 8100
SR# 20251155728	Authentication: 203236837
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 03-21-25

State of Delaware Secretary of State Division of Corporations Delivered 04:30 PM 03/20/2025 FILED 04:30 PM 03/20/2025 SR 20251155728 – File Number 10138042

CERTIFICATE OF TRUST

OF

FIDELITY SOLANA FUND

THIS Certificate of Trust of Fidelity Solana Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is Fidelity Solana Fund.

2. Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 381l(a)(l) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee